1 Strictly Confidential. Do Not Duplicate or Distribute. As of July 24, 2014 - Version 19 Financial Commentary: Tax - Favorable Alternatives October, 2016 Bob Evans

2 Strictly Confidential. Do Not Duplicate or Distribute. THIS PRESENTATION WITH RESPECT TO BOB EVANS FARMS, INC. (“BOB EVANS” or “BOBE” or THE “COMPANY”) IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY OR PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESENTATION, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF SANDELL ASSET MANAGEMENT CORP. (“SAMC”), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION AND SAMC ANALYSES. CERTAIN FINANCIAL INFORMATION AND DATA USED HEREIN HAVE BEEN DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC BY THE COMPANY OR OTHER COMPANIES CONSIDERED COMPARABLE, AND FROM OTHER THIRD PARTY REPORTS. SAMC HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION INDICATED HEREIN AS HAVING BEEN OBTAINED OR DERIVED FROM A THIRD PARTY. ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. NOTHING HEREIN SHOULD BE CONSTRUED AS LEGAL ADVICE OR TAX ADVICE. THERE IS NO ASSURANCE OR GUARANTEE WITH RESPECT TO THE PRICES AT WHICH ANY SECURITIES OF THE COMPANY WILL TRADE, AND SUCH SECURITIES MAY NOT TRADE AT PRICES THAT MAY BE IMPLIED HEREIN. THE ESTIMATES, PROJECTIONS AND PRO FORMA INFORMATION SET FORTH HEREIN ARE BASED ON ASSUMPTIONS THAT SAMC BELIEVES TO BE REASONABLE, BUT THERE CAN BE NO ASSURANCE OR GUARANTEE THAT ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY WILL NOT DIFFER, AND SUCH DIFFERENCES MAY BE MATERIAL. THIS PRESENTATION DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. SAMC RESERVES THE RIGHT TO CHANGE ANY OF ITS OPINIONS EXPRESSED HEREIN AT ANY TIME AS IT DEEMS APPROPRIATE. SAMC DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN. UNDER NO CIRCUMSTANCES IS THIS PRESENTATION TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. PRIVATE INVESTMENT FUNDS ADVISED BY SAMC AND ITS AFFILIATES CURRENTLY HOLD SHARES OF COMMON STOCK OF THE COMPANY. SAMC MANAGES INVESTMENT FUNDS THAT ARE IN THE BUSINESS OF TRADING – BUYING AND SELLING – PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE SAMC AND/OR ONE OR MORE OF THE INVESTMENT FUNDS IT MANAGES, FROM TIME TO TIME (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), TO SELL ALL OR A PORTION OF THEIR SHARES (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES. SAMC AND SUCH INVESTMENT FUNDS ALSO RESERVE THE RIGHT TO TAKE ANY ACTIONS WITH RESPECT TO THEIR INVESTMENTS IN THE COMPANY AS THEY MAY DEEM APPROPRIATE, INCLUDING, BUT NOT LIMITED TO COMMUNICATING WITH MANAGEMENT OF THE COMPANY, THE BOARD OF DIRECTORS OF THE COMPANY AND OTHER INVESTORS AND THIRD PARTIES. Disclaimer

3 Strictly Confidential. Do Not Duplicate or Distribute. Introduction Ŷ In previous material we have discussed the need for Bob Evans Farms, Inc . (“Bob Evans” or the “Company” or “BOBE”) (NASDAQ : BOBE) to embrace greater public transparency . It is our intent to ask shareholders to vote in favor of a precatory proposal recommending that the Board publicly commit to a transparent process leading to the pursuit of an alternative that will maximize shareholder value, naming its financial advisors Ŷ We have previously set forth our belief that Bob Evans should pursue a separation of its Bob Evans Farms Foods (“BEF Foods”) and Bob Evans Restaurants (“Restaurants”) business segments Ŷ Company management has finally quashed the excuses (“synergies” and the “integration” between the businesses) previously advanced for avoiding a separation of BEF Foods and Bob Evans Restaurants and we have discussed a number of tax - favorable alternatives that would address another excuse (“taxes”) often advanced for avoiding a separation Ŷ The next few pages go into more detail regarding some of the alternatives the Company could pursue to effect a tax - favorable separation of BEF Foods and Bob Evans Restaurants Ŷ It is important to note that we would be open to another alternative that would maximize shareholder value, even if such alternative did not involve a separation and delivered values different from those discussed in this presentation, as long as such alternative was the result of a robust and transparent process aided by a reputable financial advisor

Public Valuation

Bob Evans Valuation ($MM)	
Stock Price	$38.30
Shares Outstanding	19.8
Market Value	$757.1
Add: Debt	364.6
Less: Cash and Equivalents	(4.4)
Enterprise Value (EV)	**$1,117.2**
FY2017E EBITDA (Bloomberg)	$137.0
EV/FY2017E EBITDA	**8.2**

Restaurants	Market Value	Enterprise Value (EV)	EV to EBITDA
BJ's	$855.0	$923.1	7.0
Bloomin' Brands	1,892.9	3,066.3	6.9
Brinker	2,759.9	3,846.0	8.3
Cheesecake Factory	2,423.7	2,344.1	8.3
Cracker Barrel	3,206.6	3,455.6	9.0
Darden	7,586.7	7,912.2	8.1
Red Robin	576.8	855.9	5.8
Texas Roadhouse	2,675.3	2,638.3	9.9
		Average	**7.9**

Packaged Food Companies	Market Value	Enterprise Value (EV)	EV to EBITDA
B&G Foods	$3,201.4	$4,641.0	14.2
Campbell Soup	16,585.2	19,830.2	10.9
ConAgra Foods	20,505.1	24,765.9	11.9
Hormel	19,823.9	19,842.5	13.8
Lancaster Colony	3,621.6	3,503.5	16.2
Snyder's-Lance	3,290.5	4,663.5	14.7
Pinnacle Foods	5,924.7	8,954.8	13.8
Post Holdings Inc.	5,560.1	9,035.8	9.9
		Average	**13.2**

Source: SEC filings, Bloomberg as of 10/7/16

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Strictly Confidential. Do Not Duplicate or Distribute
SANDELL CASTLERIGG INVESTMENTS

5 Strictly Confidential. Do Not Duplicate or Distribute. Tax - Favorable Alternatives Ŷ The following are several tax - favorable alternatives available to Bob Evans Ɣ Spin - off (# 1 ) or split - off (# 2 ) of BEF Foods Ɣ “Sponsored” spin - off (# 3 ) of BEF Foods Ɣ Reverse Morris Trust with BEF Foods (# 4 ) or Bob Evans Restaurants (# 5 ) Ɣ Separation of Bob Evans Restaurants by way of a Sale (# 6 ) or a Spin - Off (# 7 ) of the Restaurants business segment Ŷ For simplicity, we will focus on two alternatives, a Spin - off of BEF Foods (# 1 ) and a Separation of Bob Evans Restaurants by way of a Sale of the Restaurants business segment (# 6 ), out of the seven alternatives presented above Ŷ Given the many alternatives available for the Company to pursue, and the many potential financial and strategic partners that could participate in a transaction, it should be very obvious why a robust and transparent process is needed to ensure reaching the broadest possible universe of potential partners . Unfortunately, Bob Evans has failed to embrace greater public transparency and has still not disclosed matters as basic as the identity of its financial advisors

6 Strictly Confidential. Do Not Duplicate or Distribute. Tax - Favorable Alternatives Ŷ Given our belief in the value that could be generated by pursuing a tax - favorable separation, it was very encouraging to read the following comments made to a Sandell representative by Robert “Bob” Willens , one of the nation’s leading tax experts, after his review of Sandell’s materials that previously discussed the merits of separating BEF Foods and Bob Evans Restaurants Hi Richard. That is about as compelling a presentation as I've ever seen. As far as I can see, it should be indisputable that the businesses be separated. Let's hope they see the light. Best, Bob E - Mail from Robert “Bob” Willens , August 26, 2016

7 Strictly Confidential. Do Not Duplicate or Distribute. Spin - Off of BEF Foods Shareholders Bob Evans Farms, Inc. (BOBE) BEF Foods Restaurants Shareholders Bob Evans Farms, Inc. (BOBE) BEF Foods Restaurants BEF Foods is Spun - Off

Spin-Off of BEF Foods

Assumptions ($MM)	Restaurants (BOBE)	BEF Foods (Spin-Off)	Total
Segment EBITDA	$100.0	$90.0	$190.0
Corporate Overhead	(42.0)	(8.0)	(50.0)
Additional Reporting and Other Costs	0.0	(5.0)	(5.0)
Total EBITDA	$58.0	$77.0	$135.0
Multiple	7.0 x	13.5 x	
Asset Value	$406.0 *	$1,039.5	$1,445.5
Add:			
Cash	0.0	4.4	4.4
Closed Restaurant Sale Proceeds	20.0	0.0	20.0
Less:			
Debt (Apportioned Between Segments)	(174.0)	(190.6)	(364.6)
Equity Value	$252.0	$853.3	$1,105.3
Shares Outstanding	19.8	19.8	19.8
Implied Value per Share	**$12.75**	**$43.18**	**$55.94**
Current Price per Share			**$38.30**
% Potential Upside			**46.0%**

* We dispute this low valuation but include it as a data point solely for illustrative purposes

8
Strictly Confidential. Do Not Duplicate or Distribute
SANDELL CASTLERIGG INVESTMENTS

9 Strictly Confidential. Do Not Duplicate or Distribute. Comments on Spin - Off of BEF Foods Comments If BEF Foods is spun - off, the parent company Bob Evans Farms, Inc . (BOBE) essentially becomes the stand - alone Restaurants business In this scenario, BEF Foods is being afforded a 13 . 5 x EBITDA multiple . Given the scarcity value of publicly - traded packaged foods companies, coupled with the rampant industry consolidation taking place, we believe there is a high likelihood that BEF Foods would trade at a premium as investors ascribe a greater probability to an acquisition of BEF Foods We dispute the low valuation of the parent company (BOBE) after the spin - off of BEF Foods, as indicated on the previous page . As presented in Appendix 1 , we believe the value of the Restaurants business in a conservatively - financed leveraged buyout would be $ 560 million, greatly exceeding the $ 406 million value indicated on the previous page Given the many restaurant companies that have been taken private in the past, we believe that a financial sponsor (private equity) may seek to purchase the stock of the parent company BOBE after the spin - off of BEF Foods in a leveraged buyout, meaning that BOBE would not remain a stand - alone publicly - traded entity for very long Should a purchase of the parent company (BOBE) stock for $ 560 million take place after the spin - off of BEF Foods, the total implied value per share indicated above would increase to $ 63 . 73 , from the $ 55 . 94 on the previous page, the “delta” being the difference between $ 560 MM and $ 406 MM, divided by the number of shares outstanding Considering that the Company still owns the land and building to over 300 restaurants, we believe a truly draconian, liquidation scenario would suggest a value to the Restaurants business based on the underlying “bricks and mortar (and land)” of around $ 300 million, as the Company expects to receive $ 20 million for 21 closed locations, or nearly $ 1 million for each non - operating property . It is important to note that these 21 closed locations were among the worst - performing in the entire chain, suggesting that even less - desirable locations were valued at nearly $ 1 million each . (A liquidation of the Restaurants business for $ 300 million decreases the implied value per share to $ 50 . 59 from $ 55 . 94 on the previous page, the “delta” being the difference between $ 300 million and $ 406 million divided by the number of share outstanding . Thus, even in a liquidation, assuming Bob Evans were to shut down all its operating restaurants, which we do not advocate , the implied value per share would still be over 30 % higher than the current stock price . )

10 Strictly Confidential. Do Not Duplicate or Distribute. Separation (Sale) of Restaurants followed by Acquisition of Parent Company Stock Shareholders BOBE BEF Foods Restaurants Sale of Restaurants Shareholders BOBE BEF Foods Restaurants Financial Sponsor Cash Shareholders Acquisition of BOBE Strategic Buyer BOBE BEF Foods Cash or Stock

11 Strictly Confidential. Do Not Duplicate or Distribute. Separation (Sale) of Restaurants Segment followed by Acquisition of Parent Company Stock Assumptions ($MM) Sale of Restaurants to Financial Sponsor (Private Equity) $560.0 Estimated Tax Basis of Restaurants 379.3 Tax Rate 35.0% Taxes on Sale of Restaurants 63.2 Net After-Tax Proceeds from Sale of Restaurants $496.8 EBITDA of BEF Foods $90.0 Less: Corporate Overhead (shared service costs to be assumed) (8.0) Pro-Forma EBITDA of BEF Foods $82.0 Multiple 13.5 x Implied Value of BEF Foods (Value Attributed to BEF Foods in Acquisition of BOBE) $1,107.0 Value to BOBE Equity Net After-Tax Proceeds from Sale of Bob Evans Restaurants $496.8 Implied Value of BEF Foods (Value Attributed to BEF Foods in Acquisition of BOBE) 1,107.0 Cash 4.4 Closed Restaurant Sale Proceeds 20.0 Total Asset Value 1,628.2 Less: Debt (364.6) Equity Value $1,263.6 Shares Outstanding 19.8 Implied Value per Share $63.95 Current Price per Share $38.30 % Potential Upside 67.0%

12 Strictly Confidential. Do Not Duplicate or Distribute. Comments on Separation (Sale) of Restaurants followed by Acquisition of Parent Company Stock Comments If Bob Evans were to separate its Restaurants segment by way of a sale, the existing parent company (BOBE) would in essence become the stand - alone BEF Foods business and thus a pure - play packaged foods company The preceding page assumes a separation of the Restaurants segment by way of a taxable sale of the Restaurants segment for $ 560 million to a financial sponsor (private equity) in a leveraged buyout transaction, as discussed in Appendix 1 A sale of the Restaurants segment to a financial sponsor (private equity) would mean that the Restaurants business could operate outside of the glare of public scrutiny, freeing management to focus 100 % of its attention on the underlying operations An acquisition of the stock of the parent company (BOBE) could take place immediately after the closing of the sale of the Restaurants segment . This would effectively be an acquisition of the BEF Foods business by way of an acquisition of the parent . In this way, corporate taxes on the sale of BEF Foods could be avoided, as the acquiror would be purchasing the stock of BOBE As in the preceding discussion of a spin - off, in this scenario BEF Foods is also afforded a 13 . 5 x EBITDA multiple . As noted below, however, there has been rampant M&A activity in the packaged foods space, serving to indicate even higher potential valuations in today’s market : Source: Bloomberg, internal estimates

13 Strictly Confidential. Do Not Duplicate or Distribute. Appendix 1 - Leveraged Acquisition of Restaurants Transaction Structure (Leveraged Acquisition of Restaurant Business) ($MM) Total Purchase Price $560.0 Acquisition Financing Bank Debt $100.0 Interest Rate 5.5% Acquisition Sale-Leaseback Financing 300.0 Cap Rate 8.0% Equity 160.0 Total Financing Sources $560.0 Fiscal Year Ended April 30, FY2017E 2018 2019 2020 2021 2022 Revenue (No New Restaurants) $895.0 $895.0 $895.0 $895.0 $895.0 $895.0 % Growth in SSS 0.0% 0.0% 0.0% 0.0% 0.0% Segment EBITDA (Assumes $11MM Annual Rent) 100.0 Less: Allocated Overhead (42.0) Add: Public Reporting/Remaing Cost Savings 10.0 Adjusted EBITDA 68.0 70.2 72.5 74.7 77.0 79.2 Margin 7.6% 7.8% 8.1% 8.3% 8.6% 8.8% Less: Additional Acquisition Rent Expense (24.0) (24.0) (24.0) (24.0) (24.0) Pro-Forma EBITDA 46.2 48.5 50.7 53.0 55.2 Estimated D&A after all Sale-Leaseback 23.8 23.8 23.8 23.8 23.8 EBIT 22.4 24.6 26.9 29.1 31.4 Interest Expense (5.5) (4.4) (3.3) (1.9) (0.4) EBT 16.9 20.2 23.6 27.2 30.9 Taxes @ 24.0% (4.1) (4.8) (5.7) (6.5) (7.4) Net Income 12.8 15.3 18.0 20.7 23.5 Add: D&A 23.8 23.8 23.8 23.8 23.8 Less: Capex (Maintenance, Non-Growth) (17.5) (17.5) (17.5) (17.5) (17.5) Free Cash Flow $19.2 $21.7 $24.3 $27.0 $29.8 Bank Debt (Beginning) $100.0 $80.8 $59.1 $34.8 $7.8 Paydown (19.2) (21.7) (24.3) (27.0) (29.8) Bank Debt/(Accumulated Cash) (Ending) 80.8 59.1 34.8 7.8 (22.0) Interest Rate 5.5% 5.5% 5.5% 5.5% 5.5% Interest Expense 5.5 4.4 3.3 1.9 0.4 Note: Leverage (Debt+6*Rent/Pro-Forma EBITDAR) 3.6 3.2 2.9 2.5 2.1 IRR Exit Multiple 7.0 x Enterprise Value $386.3 Less: Debt/(Accumulated Cash) 22.0 Equity Value $408.3 Initial Equity $160.0 5-Year IRR to Equity 20.6%

14 Strictly Confidential. Do Not Duplicate or Distribute. Comments on Leveraged Acquisition of Restaurants Comments Transaction structure assumes c onservative financing consisting of $ 100 million in bank debt and $ 300 million in sale - leaseback financing, along with $ 160 million equity contribution We believe a cap rate of 8 % is very conservative and significantly above the initial FY 2017 cap rate of approximately 5 . 6 % on Company’s recent $ 197 million sale - leaseback transaction Leverage ratio is low and could support higher purchase price or lower equity contribution We believe many financial sponsors have the ability to write a $ 160 million equity check Projections assume no growth in restaurant base and no growth in same store sales Very incremental operating improvements assumed over next 5 years Recent restaurant upgrades eliminate the need for significant capital expenditures ; maintenance capital expenditures estimated to be only $ 17 . 5 MM per year (Note that FY 2017 E maintenance capital expenditures for the entire Company (BEF Foods and Restaurants) are $ 35 million combined, as per the Company’s own guidance)

15 Strictly Confidential. Do Not Duplicate or Distribute. Appendix 2 – Possible Partners Ŷ The following is a list prepared by an industry expert illustrating the many possible financial and strategic partners that may have an interest in a potential transaction with Bob Evans . Furthermore, we are aware of other firms not on this list that may have an interest in pursuing a transaction . It should be clear that a transparent process aided by a named and reputable financial advisor is needed to ensure reaching the broadest possible universe of potential partners

16 Strictly Confidential. Do Not Duplicate or Distribute. Legend SANDELL ASSET MANAGEMENT CORP . , CASTLERIGG MASTER INVESTMENTS LTD . , CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD . , AND THOMAS E . SANDELL (COLLECTIVELY, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING FORM OF CONSENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF CONSENTS FROM THE STOCKHOLDERS OF BOB EVANS FARMS, INC . (THE "COMPANY") . ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF CONSENTS BY THE PARTICIPANTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS . THE DEFINITIVE CONSENT STATEMENT AND AN ACCOMPANYING CONSENT CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP : //WWW . SEC . GOV/ . INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN AN EXHIBIT TO THE SCHEDULE 14 A TO BE FILED BY SANDELL ASSET MANAGEMENT CORP . WITH THE SEC ON OCTOBER 6 , 2016 . THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCE INDICATED ABOVE . Contact : Sandell Asset Management Corp . Adam Hoffman, 212 - 603 - 5814 Okapi Partners LLC Bruce Goldfarb, 212 - 297 - 0722 or Lisa Patel, 212 - 297 - 0720 Sloane & Company Dan Zacchei, 212 - 446 - 1882